ALBANY INTERNATIONAL CORP. S-8

Exhibit 5.1

Albany International Corp. Post Office Box 1907 Albany, New York 12201-1907 USA Tel: 518 445 2273 Email: Joseph.Gaug@albint.com

Joseph M. Gaug

Vice President - General Counsel
& Secretary

June 2, 2023

Albany International Corp. 216 Airport Drive

Rochester, NH 03867

Dear Sirs:

As General Counsel of Albany International Corp., a Delaware corporation (the "Corporation"), I have advised the Corporation in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of 1,000,000 shares of the Corporation's Class A Common Stock, $.001 par value per share (the "Shares"), that may be issued pursuant to the Corporation's 2023 Long Term Incentive Plan (the "Plan").

In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Corporation and such other instruments and other certificates of public officials, officers and representatives of the Corporation and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents that I have examined are genuine and that the certificates evidencing the Shares will conform to the specimen certificate I have examined.

Based on the foregoing, it is my opinion that shares of Class A Common Stock of the Corporation distributed by the Corporation to officers and directors pursuant to the terms of the Plan will be duly authorized, validly issued, fully-paid and non-assessable, provided, in the case of any previously unissued shares, that the fair market value of such shares on their issuance is not less than the par value thereof.

I express no opinion other than as to the federal law of the United States of America, the law of the State of New York and the corporation law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Joseph M. Gaug